Exhibit 5
                                                                       ---------



                                 August 3, 2000



US LEC Corp.
Morrocroft III
6801 Morrison Boulevard
Charlotte, North Carolina 28211

         Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel to US LEC Corp., a Delaware corporation (the "Company" or "you") and have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the U.S. Securities and Exchange Commission on or about August 3, 2000, in connection with the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of the Company's Class A Common Stock which are reserved for issuance under the US LEC Corp. Employee Stock Purchase Plan (the "Shares"). As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, by you in connection with the sale and issuance of the Shares.

         In our opinion, the Shares, when issued and sold in the manner referred to in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, are or will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any subsequent amendment thereto.

                                                     Very truly yours,

                                                     MOORE & VAN ALLEN, PLLC